Exhibit 10.21

BUNGE U.S. SERP

Effective January 1, 2004

I.              Purpose of Plan

The purpose of the Bunge U.S. SERP (“Plan”) is to provide pension benefits for certain employees of Bunge Limited (“Company”) and its subsidiaries (each a “Participating Employer”) whose pension benefits under the Bunge U.S. Pension Plan (“Pension Plan”) are or will be limited pursuant to the Code and the provisions of the Pension Plan based on the definition of compensation used for benefit accrual purposes therein.

II.            Participation in the Plan

An employee of the Company or one of its subsidiaries who is designated by the Board of Directors of the Company as a participant in this Plan (a “Participant”) shall be eligible to participate in this Plan.  Individuals eligible to participate in the Plan and the effective date of their participation shall be set forth in Exhibit A hereto, which shall be updated from time to time as appropriate based on the action of the Board of Directors of the Company.  In no event shall an employee of the Company or one of its subsidiaries who is not entitled to benefits under the Pension Plan be eligible for a benefit under this Plan.

III.           Excess Benefit Payable

Each participant in the Pension Plan who is a Participant under this Plan (and such Participant’s spouse, if any, in the event of such Participant’s death prior to the commencement of benefits under the Pension Plan) shall be paid a supplemental pension benefit equal to the excess, if any, of (a) over (b), where (a) and (b) are calculated as follows:

(a)                                  the benefit which would have been paid to such Participant (or such Participant’s surviving spouse) under the Pension Plan, determined (1) as if the definition of compensation under the Pension Plan included 100% of bonuses and (2) as if the Pension Plan was administered without regard to the limitations imposed by Section 415 of the Code and/or Section 401(a)(17) of the Code; over

(b)                                 the amount of the benefits payable to such Participant under the Pension Plan and/or the Bunge Excess Benefit Plan or their successor plans.

The Company or its subsidiary, as appropriate, shall pay such supplemental pension benefit to a Participant, or to such Participant’s surviving spouse, coincident with and in the same distribution form and manner as the payment of his or her Pension Plan benefit.  Such distribution shall be calculated using the same actuarial factors and assumptions as are used to determine payments under the Pension Plan.

IV.           Miscellaneous

(a)           This Plan may be terminated or amended at any time by the Compensation Committee of the Board of Directors of the Company; provided that, no such amendment or termination may cause a reduction in any Participant’s benefit accruals previously earned under the Plan.  If the Pension Plan terminates with respect to the employees of the Company or one of its subsidiaries, any supplemental benefits accrued to the date of termination of the Pension Plan which are payable to such employees in accordance with this Plan shall be payable to them in accordance with all of the terms and conditions applicable to such employee’s benefits under the Pension Plan in the event of its termination (except that he or she shall not be entitled to any payment under this Plan from the trust maintained under the Pension Plan), but only to the extent the Compensation Committee of the Board of Directors of the Company terminates this Plan, as of the date the Pension Plan terminates, in accordance with regulations promulgated under Code Section 409A.  Notwithstanding any provisions to the contrary, the Compensation Committee of the Board of

Directors of the Company may amend the Plan at any time to the extent necessary to comply with Code Section 409A and the regulations thereunder.

(b)           To the maximum extent permitted by law, no right to payment or any other interest of a Participant under this Plan shall be assignable or subject to attachment, execution, or levy of any kind.

(c)           Nothing in this Plan shall be construed as giving any employee the right to continued employment with a Participating Employer.

(d)           Benefits payable under this Plan by a Participating Employer shall not be funded and shall be made only out of the general funds of such Participating Employer.  A Participant’s or surviving spouse’s right to receive benefits under this Plan from a Participating Employer shall be no greater than the right of any unsecured general creditor of such Participating Employer.

(e)           This Plan shall be administered by the Pension Plan Committee, as defined in the Pension Plan, which shall have all authority, powers and discretion with respect to this Plan as such Committee shall, from time to time, have with respect to the Pension Plan.  Such decisions shall be conclusive and binding on all parties and shall not be subject to further review.  The Board of Directors of the Company may, at any time, replace the Pension Plan Committee  with such other persons, committee or entity as the administrator for the Plan.

(f)            Except to the extent pre-empted or superseded by ERISA, the provisions of this Plan shall be construed, administered and enforced according to the internal and substantive laws (and not to the conflict of laws provisions) of the State of New York.

(g)           Notwithstanding any other provisions of this Plan, if the Compensation Committee of the Board of Directors of the Company determines in its sole discretion that the employment of a Participant with a Participating Employer has been terminated because of the Participant’s commission of any act of fraud or any act of dishonesty, or any criminal act, or that a Participant committed any such act to the detriment of a Participating Employer whether the Participant’s employment was terminated on that account or not, then any amounts credited to the Participant’s account shall be forfeited and, if already paid, shall be subject to recoupment.

(h)           The Participating Employer shall be entitled to deduct from any amounts being credited under this Plan to a Participant’s account under this Plan or from any other compensation payable by the Participating Employer to such Participant, all applicable federal, state or local taxes required to be withheld with respect to the amounts being credited.  Any taxes imposed on any distribution from this Plan shall be the sole responsibility of the Participant or other person entitled to receive same, and the Participating Employer shall be entitled to deduct from any such distribution any federal, state or local taxes required to be withheld with respect to such distribution.

(i)            All records and accounts for this Plan shall be maintained by the Pension Plan Committee and shall be conclusive and binding upon the Participating Employer and Participants and their beneficiaries under this Plan and shall not be subject to further review.

EXHIBIT A

BUNGE U.S. SERP

Participant	Effective Date

Flavio Sá Carvalho	1/1/04

William Wells	1/1/04

Archibald Gwathmey	1/1/04

Andrew J. Burke	1/1/04

Carl L. Hausmann	1/1/04